SunSi Energies Inc.

INTRODUCTION TO PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
AS OF
THE FISCAL YEAR ENDED MAY 31, 2010

The following unaudited pro-forma income statements and the explanatory notes give effect to the acquisition by SunSi of Zibo Baokai Trade Co. Ltd(“Baokai”) on December 8, 2010.

The pro-forma consolidated income statement and balance sheets and explanatory notes are based on the estimates and assumptions set forth in the explanatory notes. These pro-forma consolidated income statements have been prepared utilizing the historical financial statements of SunSi Energies, Inc. Baokai and should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this filing.

The pro-forma income statements have been prepared as if the reverse capitalization had occurred on June 1, 2009. This pro-forma consolidated financial data is provided for comparative purposes only, and does not purport to be indicative of the actual financial position or results of operations had the acquisition occurred at the beginning of the periods presented, nor are they necessarily indicative of the results of future operations.

Sunsi Energies, Inc.
Unaudited Balance Sheets
for the Year ended May 31, 2010

	Sunsi	Zibo Baoaki	Adjustments		Consolidated
	Energies, Inc.	Trade Co. Ltd
	2010	2010			2010
ASSETS
Current assets
Cash and cash equivalents	$598,468	$63,452	$(270,000	)(b)	$391,920
Inventory	-	210,341			210,341
Tax receivabe	-	32,784			32,784
Other receivable	-	117,165			117,165
Total current assets	598,468	423,742	(270,000)		752,210
Related party receivable	-	408,084			408,084
Total assets	$598,468	$831,826	(270,000)		$1,160,294

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$149,538	$134,926		(a)	$284,464
Other payable	-	320,738			320,738
Related party payable	-	73,228			73,228
Advances payable	230,981	-			230,981
Compensation payable-related party	5,671	-			5,671
Total current liabilities	386,190	528,892	-		915,082

Minority interest	-	-	1,448		1,448

Stockholders' equity
Common stock, $0.001 par value, 75,000,000 shares authorized, 27,312,500and 26,760,000 issued and outstanding in 2010 and 2009, respectively	27,312	-			27,312
Additional paid-in capital	1,018,764	287,886	(270,000	)(b)	1,036,650
Accumulated deficit	(833,798)	10,210	(1,448	)(a)	(825,036)
Accumulated othe comprehensive income	-	4,838			4,838
Total stockholders' equity	212,278	302,934	(271,448)		243,764
Total liabilities and stockholders' equity	$598,468	$831,826	$(270,000)		$1,160,294

(a) to record liability for minority interest
(b) to reflect the net impact of the purchase price that SunSi paid for Baokai

Sunsi Energies, Inc.
Unaudited Proforma Statement of Operations
and Comprehensive Income for the Year ended
May 31, 2010

	Historical
	Sunsi	Zibo Baoaki			Combined
	Energies, Inc.	Trade Co. Ltd	Adjustments		Pro Forma

Sales	$-	483,148	-		$483,148
Cost of goods sold	-	433,386	-		433,386
Gross margin	-	49,762	-		49,762
Operating expenses
Selling,general and administrative	40,854	35,336	-		76,190
Professional and outside services	580,981	-	-		580,981
Total operating expenses	621,835	35,336	-		657,171
Loss from operations	(621,835)	14,426	-		(607,409)
Other expense
Interest income	-	477	-		477
Total other expense	-	477	-		477
Loss before income taxes	(621,835)	14,903	-		(606,932)
Income taxes	-	615	-		615
Net income	(621,835)	14,288			(607,547)
Other comprehensive income:
Foreign currency translation adjustments	-	190			190
Total comprehensive income	(621,835)	14,478			(607,357)
Less: minority interest Baokai			(1,448	)(a)	(1,448)
Net loss	$(621,835)	$14,478	$(1,448)		$(608,805)

Loss per share:
Basic and diluted	$(0.02)		$-		$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	26,972,486		-		26,972,486

(a)  Reflects a 10% minority interest in Baokai